Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Registration Nos. 333-129583, 333-143488 and 333-181509) of Ormat Technologies, Inc. of our report dated March 16, 2018, except for the effects of the restatement discussed in Note 1 to the consolidated financial statements, as to which the date is June 19, 2018, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 10-K/A (Amendment No. 1).

/s/ PricewaterhouseCoopers LLP

San Francisco, California

June 19, 2018